                                                                     EXHIBIT 1.2


                               PRICING AGREEMENT




Goldman, Sachs & Co.,
85 Broad Street,
New York, New York 10004

Re:  Underwriting Agreement dated February 8, 1996
Series Designation:  Series D, Class A

                                                                   April 3, 1997

Ladies and Gentlemen:

         Fremont Funding Inc., a Delaware corporation (the "Transferor"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated February 8, 1996 (the "Underwriting Agreement"), to issue, sell, and deliver to the Underwriter named above (the "Underwriter") the Securities specified in Schedule I hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

         An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Transferor agrees to issue, sell, and deliver to the Underwriter, and the Underwriter agrees to purchase from the Transferor, at the time and place and at the purchase price to the Underwriters set forth in Schedule I hereto, $100 million in principal amount of Designated Securities.

         If the foregoing is in accordance with your understanding, please sign and return to us the enclosed duplicates hereof, and upon acceptance by you, this letter and such acceptance, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriter and the Transferor.
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                                   Very truly yours,

                                   FREMONT FUNDING INC.


                                   By:  /s/ PATRICK E. LAMB
                                        ---------------------------------------
                                   Name:  Patrick E. Lamb
                                   Title: Treasurer and Chief Financial Officer


                                   FREMONT FINANCIAL CORPORATION


                                   By:  /s/ RICHARD C. PUGH
                                       ---------------------------------------
                                   Name:  Richard C. Pugh
                                   Title: Senior Vice President





Accepted as of the date hereof:

/s/    GOLDMAN SACHS & CO.
-------------------------------
      GOLDMAN SACHS & CO.
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                                   SCHEDULE I

TITLE OF DESIGNATED SECURITIES:

         Fremont Small Business Loan Master Trust
         Variable Rate Asset Backed Certificates
         Senior Series D, Class A


AGGREGATE PRINCIPAL AMOUNT:

    $100,000,000


PRICE TO PUBLIC:

100% of the principal amount of the Designated Securities, plus accrued interest, if any, from April 14, 1997 to the Closing Date.


INTEREST RATE OR FORMULA:

    Interest rate 0.23% plus 1 month LIBOR determined on the basis of the 30-day offered LIBOR quotations, appearing on Telerate Page 3750 as of 11:00 a.m., London Time.


PURCHASE PRICE BY UNDERWRITERS:

    The purchase price payable by the Underwriter for the Securities covered by this Agreement will be the following percentage of the principal amounts to be issued: Per Designated Security 99.625%.


FORM OF DESIGNATED SECURITIES:

    Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian for trading in the Same Day Funds Settlement System of DTC, and to be made available for checking by the Underwriter at least twenty-four hours prior to the Time of Delivery at the office of DTC.


SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

    Federal (same day) funds by wire transfer to the Excess Funding Account as defined in the Pooling and Servicing Agreement.

CERTIFICATE RATINGS:
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    "AAA" by each of Standard & Poor's Rating Services, a Division of
McGraw-Hill Companies, Inc. and Duff & Phelps Credit Rating Co.

ENHANCEMENT PROVIDER:

    None.

TRUSTEE:

    LaSalle National Bank.


POOLING AND SERVICING AGREEMENT:

    Amended and Restated Pooling and Servicing Agreement dated as of April 1, 1997.


SERIES SUPPLEMENT:

    Dated as of April 1, 1997.


REGISTRATION STATEMENTS:

    Post-Effective Amendment No.2 to No. 33-73508, declared effective January 26, 1996. No. 33-55424, declared effective March 29, 1993.



MATURITY:

    April 2004 Payment Date.

DISTRIBUTION DATES:

    Monthly commencing May 15, 1997.

UNDERWRITING COMMISSIONS, CONCESSIONS, AND DISCOUNTS:

    The Underwriter's discounts and commissions, the concessions that the Underwriter may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Securities shall be as follows:

    UNDERWRITING DISCOUNTS            SELLING
    AND COMMISSIONS                   COMMISSIONS               REALLOWANCE
             0.375%                      0.200%                    0.100%

TIME OF DELIVERY:
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    On or before 1:00 p.m. (New York City time), April 14, 1997.


CLOSING LOCATION FOR DELIVERY OF DESIGNATED SECURITIES:

    New York, New York

OPINION MODIFICATION:

    None

ADDITIONAL CONDITIONS PRECEDENT TO UNDERWRITERS OBLIGATIONS:

    Sale of Variable Rate Asset backed Certificates, Series D, Class B Certificates to Goldman, Sachs & Co. pursuant to the Class B Purchase Agreement, dated the date hereof among Fremont Financial, Fremont Funding and Goldman, Sachs & Co.